Exhibit 10.5

TWITTER, INC.

2013 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Twitter, Inc. 2013 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Performance-Based Restricted Stock Unit Agreement (the “Award Agreement”), which includes the Notice of Performance-Based Restricted Stock Unit Grant (the “Notice of Grant”) and Terms and Conditions of Performance-Based Restricted Stock Unit Grant, attached hereto as Exhibit A and the Performance-Based Restricted Stock Unit Matrix (the “Performance Matrix”), attached hereto as Exhibit B.

NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

Participant Name:	<first_name> <last_name>

Participant has been granted the right to receive an Award of Performance-Based Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number	<award_id>

Date of Grant	<award_date>

Vesting Commencement Date	The date following an applicable Performance Period on which the Administrator determines that the applicable performance metrics have been satisfied for the Performance-Based Restricted Stock Units.
Performance Period	<performance_period>

Performance Matrix

The number of Performance-Based Restricted Stock Units in which Participant may vest in accordance with the Vesting Schedule below will depend upon achievement of performance metrics set forth in and in accordance with the Performance Matrix, attached hereto as Exhibit B. Any Performance-Based Restricted Stock Units that are earned based on achievement of the performance metrics set forth in the attached Performance Matrix shall be referred to herein as “Earned Units” and be eligible for vesting in accordance with the “Vesting Schedule” below.

Target Number of	Up to a maximum of <shares_awarded>.

Performance-Based
Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below (including the Exhibits hereto), any Earned Units will vest in accordance with the following schedule, provided the participant has been continuously employed by Twitter through such vesting date:

<vesting_schedule>

Notwithstanding the foregoing, the vesting of the Performance-Based Restricted Stock Units shall be subject to any vesting acceleration provisions applicable to these Performance-Based Restricted Stock Units contained in the Plan, the Award Agreement and/or any employment or service agreement, offer letter, change in control severance agreement or policy, or any other agreement or policy that,  prior to and effective as of the date of this Agreement, has been entered into or agreed upon, as the case may be, between Participant and the Company or any parent or subsidiary corporation of the Company (such agreement or policy, a “Separate Agreement”) to the extent not otherwise duplicative of the vesting terms described above (by way of example, if a Separate Agreement provides for different acceleration of vesting provisions for all of Participant’s Performance-Based Restricted Stock Units upon a termination of Participant as a Service Provider for “good reason” that is defined differently, and the Participant’s status as a Service Provider terminates in a manner that would trigger “good reason” under the Separate Agreement but not under this Agreement, the Participant would remain entitled to the acceleration of vesting under the Separate Agreement).

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance-Based Restricted Stock Units, the Performance-Based Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate, subject to Applicable Laws.

By Participant’s signature and the signature of the representative of Twitter, Inc. (the “Company”) below, Participant and the Company agree that this Award of Performance-Based Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Performance-Based Restricted Stock Unit Grant, attached hereto as Exhibit A, and the Performance Matrix, attached hereto as Exhibit B, all of which are made a part of this document.  Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	TWITTER, Inc.

Signed by Online Electronic Agreement

Signature	By

<first_name> <last_name>
Print Name	Title

Residence Address:

EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

1. Grant.  The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Performance-Based Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement, the Plan, and the Separate Agreement (as applicable), which are incorporated herein by reference.  Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay.  Each Performance-Based Restricted Stock Unit represents the right to receive a Share on the date it vests.  Unless and until the Performance-Based Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4, Participant will have no right to payment of any such Performance-Based Restricted Stock Units.  Prior to actual payment of any vested Performance-Based Restricted Stock Units, such Performance-Based Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Any Performance-Based Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7).  Subject to the provisions of Section 4, such vested Performance-Based Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date.  In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Performance-Based Restricted Stock Units payable under this Award Agreement.

3. Vesting Schedule.  Except as provided in Section 4, and subject to Section 5, the Performance-Based Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Performance-Based Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance-Based Restricted Stock Units at any time, subject to the terms of the Plan.  If so accelerated, such Performance-Based Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.  The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

The following paragraphs in this Section 4 apply only if the Participant is a U.S. taxpayer or otherwise subject to U.S. taxation:  Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance-Based Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance-Based Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance-Based Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Performance-Based Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Performance-Based Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply.  Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Status as a Service Provider.  Notwithstanding any contrary provision of this Award Agreement, the balance of the Performance-Based Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate, subject to Applicable Laws.  The date of Participant’s termination as a Service Provider is detailed in Section 10(h).

6. Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Responsibility for Taxes.  Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, including, but not limited to, the grant, vesting or settlement of the Performance-Based Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends (“Tax-Related Items”) which the Company determines must be withheld with respect to such Shares.  Prior to vesting and/or settlement of the Performance-

Based Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer (the “Employer”) to satisfy all withholding and payment obligations of Tax-Related Items of the Company and/or the Employer.  In this regard, Participant authorizes the Company and/or the Employer to withhold any Tax-Related Items legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares.  Alternatively, or in addition, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (d) if Participant is a U.S. employee, delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld.  To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any obligations for Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant [and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied].  Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction.  If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time any applicable Performance-Based Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Tax-Related Items related to Performance-Based Restricted Stock Units otherwise are due, Participant will permanently forfeit such Performance-Based Restricted Stock Units and any right to receive Shares thereunder and the Performance-Based Restricted Stock Units will be returned to the Company at no cost to the Company.  Regardless of any action of the Company or the Employer, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance-Based Restricted Stock Units; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance-Based Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.

8. Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE-BASED RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE-BASED RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

10. Nature of Grant.  In accepting the grant, Participant acknowledges, understands and agrees that:

(a)

the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)

the grant of the Performance-Based Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance-Based Restricted Stock Units, or benefits in lieu of Performance-Based Restricted Stock Units, even if Performance-Based Restricted Stock Units have been granted in the past;

(c)	all decisions with respect to future Performance-Based Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)	Participant is voluntarily participating in the Plan;
(e)	the Performance-Based Restricted Stock Units and the Shares subject to the Performance-Based Restricted Stock Units are not intended to replace any pension rights or compensation;
(f)

the Performance-Based Restricted Stock Units and the Shares subject to the Performance-Based Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)

for purposes of the Performance-Based Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Administrator, Participant’s right to vest in the Performance-Based Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Performance-Based Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(i)

unless otherwise provided in the Plan or by the Company in its discretion, the Performance-Based Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance-Based Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(j)	the following provisions apply only if Participant is providing services outside the United States:
i.	the Performance-Based Restricted Stock Units and the Shares subject to the Performance-Based Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;
ii.

Participant acknowledges and agrees that none of the Company, the Employer, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance-Based Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Performance-Based Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and

iii.

no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance-Based Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the Performance-Based Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent, any Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11. No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or assessments regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12. Data Privacy.  Participant understands that the Company and the Employer may collect, where permissible under Applicable Law certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance-Based Restricted Stock Units granted under the Plan or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.  Participant understands that Company may transfer Participant’s Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in Participant’s country.  The Company therefore maintains an EU-US Safe Harbor certification to protect Participant’s data consistent with data protection laws of the EU.

Participant understands that the Company will transfer Participant’s Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws that the European Commission or Participant’s jurisdiction does not consider to be equivalent to the protections in Participant’s country.  Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative.  Participant authorizes the Company, the Company's designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or career with the Company or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Performance-Based Restricted Stock Units under the Plan or other equity awards, or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

Participant understands that Participant has the right to access, and to request a copy of, the Data held about Participant.  Participant also understands that Participant has the right to discontinue the collection, processing, or use of Participant’s Data, or supplement, correct, or request deletion of Participant’s Data. To exercise Participant’s rights, Participant may contact Participant’s local human resources representative.

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Award Agreement and any other Plan materials by and among, as applicable, the Employer, the Company and its Parents, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that Participant’s consent will be sought and obtained for any processing or transfer of Participant’s data for any purpose other than as described in the Award Agreement and any other plan materials.

13. Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, CA 94103, or at such other address as the Company may hereafter designate in writing.

14. Grant is Not Transferable.  Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15. Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

17. Award Agreement Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Award Agreement will govern.  Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

18. Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance-Based Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19. Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to Performance-Based Restricted Stock Units awarded under the Plan or future Performance-Based Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.  Participant consents to the electronic delivery of the Plan and this Award Agreement.  Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company by telephone or in writing.  Participant further acknowledges that

Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.

20. Language.  If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to Applicable Laws.

21. Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22. Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

23. Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance-Based Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Governing Law and Venue.  This Award Agreement will be governed by the laws of Delaware without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Performance-Based Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of the County of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance-Based Restricted Stock Units is made and/or to be performed.

25. Country-Specific Terms and Conditions and Notices.  Notwithstanding any provisions in this Award Agreement, the Performance-Based Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in any appendix to this Award Agreement for Participant’s country (the “Appendix”).  Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Award Agreement.

26. Modifications to the Award Agreement.  The Plan and this Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise the Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, subject to Applicable Laws, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance-Based Restricted Stock Units.

27. Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

28. Clawback. The Performance-Based Restricted Stock Units (including any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued upon vesting) will be subject to any Company clawback policy as may be adopted or amended from time to time.

EXHIBIT B

PERFORMANCE-BASED RESTRICTED STOCK UNIT MATRIX

The following terms shall apply to the Award of Performance-Based Restricted Stock Units granted to the Participant identified in the Notice of Grant to which this Performance-Based Restricted Stock Unit Matrix is attached. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan or Award Agreement, as applicable.

Performance Metrics and Weighting:
Award Determination and Payout:

The Administrator will determine achievement of the performance metrics in the first quarter following each completed fiscal year. The actual number of Performance-Based Restricted Stock Units subject to vesting under the Award Agreement, if any, upon achievement of the performance metrics will be rounded down to the nearest whole number so as to avoid fractional units, and will be referred to in the Award Agreement and its Exhibits as “Earned Units.”

SCHEDULE 1

PERFORMANCE METRICS

Fiscal Year